Exhibit 99.5

Reconciliation of Non-GAAP Financial Measures

The principal financial covenants within the Company’s credit agreements are calculated quarterly and include a debt leverage test and an interest coverage test. These financial covenants are calculated based upon the earnings, debt and interest expense of SIRVA Worldwide, Inc., the primary operating subsidiary of SIRVA, Inc., and are based on defined terms in the credit agreement that provide for certain adjustments to the GAAP reported numbers.

A reconciliation of the Company’s operating income, interest expense and debt reported on a GAAP basis to the bank agreement defined amounts utilized in the calculation to determine compliance with its covenants is as follows:

		($ in millions)
SIRVA Interest		$27.2
Adjusted for non SIRVA Worldwide interest		(0.5)
Adjusted for excluded/non-cash interest		(1.3)
Bank interest for coverage covenant	(a)	$25.4
SIRVA Net Income		$(9.8)
Adjusted for interest, taxes, depreciation and amortization		71.3
Adjusted for non SIRVA Worldwide entities		4.2
Adjusted for non-cash charges(1)		12.4
Adjusted for unusual or non-recurring charges(2)		76.3
Adjusted for gain/loss on asset disposition		(5.0)
Bank EBITDA for coverage covenant	(b)	149.4
Adjusted for acquisition/disposition of business		14.9
Bank EBITDA for leverage covenant	(c)	$164.3
SIRVA Debt		$677.9
Adjusted for non SIRVA Worldwide debt (net)		(77.8)
Adjusted for excluded debt		(40.0)
Bank debt for leverage covenant	(d)	$560.1
Minimum Interest Coverage Ratio is 3.50 x. The Company’s Interest Coverage Ratio is 5.9x calculated as (b) divided by (a)
Maximum Debt Leverage Ratio is 3.50 x. The Company’s Debt Leverage Ratio is 3.4x calculated as (d) divided by (c)

(1)   Includes equity based compensation of approximately $3 million, cargo claims reserves of approximately $3 million, pension of approximately $3 million, home loss reserves of approximately $1 million, deferred compensation of approximately $1 million and other items with an aggregate impact of approximately $1 million.

(2)          Includes discontinued operations reserves and charges of approximately $44 million, insurance reserve adjustments for pre-2004 policies of approximately $14 million, legal fees and reserves of approximately $6 million, reserves against insurance receivables of approximately $3 million, hurricane related losses of approximately $2 million, charges related to cost reduction programs of approximately $2 million, bad debt related to asset disposition of approximately $2 million, debt extinguishment expense of approximately $2 million, and other items with an aggregate impact of approximately $1 million.